Exhibit 99.1

POWERSECURE REPORTS RECORD 98.4 PERCENT RELIABILITY FOR ITS DISTRIBUTED GENERATION SYSTEMS IN 2014

WAKE FOREST, NC – January 22, 2015 – PowerSecure International, Inc. (NYSE: POWR) today reported record reliability results for its distributed generation (DG) systems, which were activated more than 12,500 times in 2014 to provide emergency backup power or peak load management for customers.

Specifically, PowerSecure’s DG systems operated successfully 12,308 out of 12,511 times, for a record reliability of 98.4 percent.

“System reliability is vital for our customers and we are pleased that, once again, our database of more than 50,000 hours of operation in 2014 reinforces our belief that PowerSecure’s distributed generation solution is the most reliable solution in the industry,” said Sidney Hinton, chief executive officer of PowerSecure.

In addition to providing highly reliable backup power, PowerSecure’s DG solutions also can provide an economic return to customers via fully monitored, turnkey peak shaving, which can deliver customers significant savings off of their annual electricity bill through utility-driven demand-response programs.

About PowerSecure

PowerSecure International, Inc. is a leading provider of utility and energy technologies to electric utilities, and their industrial, institutional and commercial customers. PowerSecure provides products and services in the areas of Interactive Distributed Generation ® (IDG®), energy efficiency and utility infrastructure.

The company is a pioneer in developing IDG® power systems with sophisticated smart grid capabilities, including the ability to 1) forecast electricity demand and electronically deploy the systems to deliver more efficient, and environmentally friendly, power at peak power times, 2) provide utilities with dedicated electric power generation capacity to utilize for demand response purposes and 3) provide customers with the most dependable standby power in the industry. Its proprietary distributed generation system designs utilize a range of technologies to deliver power, including renewables.

The company’s energy efficiency products and services include energy efficient lighting solutions that utilize LED technologies to improve lighting quality, and the design, installation and maintenance of energy conservation measures which we offer, primarily as a subcontractor, to large energy service company providers, called ESCOs, for the benefit of commercial, industrial and institutional customers as end users.

PowerSecure also provides electric utilities with transmission and distribution infrastructure maintenance and construction services, and engineering and regulatory consulting services. Additional information is available at www.powersecure.com.

Contact:

John Bluth

PowerSecure International, Inc.

+1 919 453 2103

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